Exhibit 10.2

EXECUTION VERSION

ECOLAB INC.

FIRST AMENDMENT

Dated as of October 27, 2011

to

NOTE PURCHASE AGREEMENT

Dated July 26, 2006

Re	:€125,000,000 4.355% Series A Senior Notes due 2013
€175,000,000 4.585% Series B Senior Notes due 2016

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT dated as of October 27, 2011 (the or this “First Amendment”) to the Note Purchase Agreement dated July 26, 2006 is among Ecolab Inc., a Delaware corporation (the “Company”), Ecolab Inc., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

RECITALS:

A.             The Company and the Noteholders have heretofore entered into a Note Purchase Agreement dated July 26, 2006 (the “Note Purchase Agreement”).  The Company has heretofore issued (i) €125,000,000 aggregate principal amount of its 4.355% Series A Senior Notes due 2013 (the “Series A Notes”) and (ii) €175,000,000 aggregate principal amount of its 4.585% Series B Senior Notes due 2016 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) pursuant to the Note Purchase Agreement.  The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.

B.             The Company has requested, and the Noteholders have agreed, to amend the Note Purchase Agreement on the terms and conditions set forth herein.

C.             Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.                                                 AMENDMENTS.

Section 1.1.           Section 7.2(a) of the Note Purchase Agreement is hereby amended as of the date hereof by deleting the phrase “Sections 10.5(e) and 10.6(f)” appearing therein and replacing it with the phrase “Sections 10.5(e), 10.6(f) and 10.7”.

Section 1.2.           Section 8 of the Note Purchase Agreement is hereby amended as of the date hereof by adding a new Section 8.5 thereto as follows:

“Section 8.5.        Prepayment in Connection with a Change of Control.  (a)  Notice of Change of Control.  The Company will, within 10 Business Days after any Responsible Officer has knowledge of the occurrence of a Change of Control, give written notice of such Change of Control to each holder of Notes and such notice shall contain and constitute an offer to prepay the Notes as described in subparagraph (b) of this Section 8.5 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.5.

(b)           Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.5 shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) that is not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day which is at least 20 days after the date of such offer).

(c)           Acceptance; Rejection.  A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5 shall be deemed to constitute a rejection of such offer by such holder.

(d)           Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without any Make-Whole Amount.  The prepayment shall be made on the Proposed Prepayment Date.

(e)           Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change of Control.”

Section 1.3.           Section 9.7 of the Note Purchase Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 9.7.        Most Favored Lender.  (a) If at any time after the date of the Closing the Company is party to any Bank Credit Agreement that shall contain any financial covenant that relates specifically to one or more numerical measures of the financial condition or results of operations of the Company or the Company and its Subsidiaries on a consolidated basis (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default, or otherwise) (or any thereof shall be amended, restated or otherwise modified) and such financial covenant is not contained in this Agreement or would be more beneficial to the holders of the Notes than any analogous covenant in this Agreement, in each case whether existing on the date hereof or incorporated into this Agreement pursuant to this Section 9.7 (any such financial covenant, a “Financial Covenant”), then a Senior Financial Officer shall promptly (but in any event within ten Business Days from the occurrence thereof) provide written notice thereof to the holders of Notes, which notice shall refer specifically to this Section 9.7 and shall describe in reasonable detail the Financial Covenant and the relevant ratios or thresholds contained therein.  Thereupon, unless waived in writing by the Required Holders, such Financial Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Financial Covenant became effective under such Bank Credit Agreement. Provided that no Event of Default is in existence at such time, any Financial Covenant existing on the date hereof (including, for the avoidance of doubt, the Interest Coverage Ratio set forth herein) or incorporated into this Agreement pursuant to this Section 9.7 shall automatically without any action required to be taken by the Company or any holder of any Note (i) be subject to any subsequent waiver of the correlative covenant to such Financial Covenant under the applicable Bank Credit Agreement for the same time period as waived thereunder, (ii) be deemed amended, restated or otherwise modified in this Agreement to the same effect as the correlative covenant to such Financial Covenant shall be amended, restated or otherwise modified under the applicable Bank Credit Agreement and (iii) be deemed deleted from this Agreement at such time as the correlative covenant to such Financial Covenant shall be deleted from the applicable Bank Credit Agreement or at such time as the applicable Bank Credit Agreement shall be terminated and, in the case of any such termination, no amounts of principal or interest shall be outstanding thereunder (and in any such case under clauses (i), (ii) or (iii) above, a Senior Financial Officer shall promptly (but in any event within five Business Days from the occurrence thereof) provide written notice thereof to the holders of Notes, which notice shall refer specifically to this Section 9.7, shall include a statement that no Event of Default is then in existence and shall describe in reasonable detail the relevant waiver, amendment, restatement, modification or deletion of such Financial Covenant, it being understood that the failure to deliver any such notice shall not affect any such waiver, amendment, restatement, modification or deletion of such Financial Covenant). Notwithstanding the foregoing, the Interest Coverage Ratio may only be deleted, amended, waived or otherwise modified in this Agreement pursuant to the foregoing clauses (i), (ii) or (iii) above, subject to the proviso in Section 10.7(b).

(b)           To the extent that the Company shall directly or indirectly pay or cause to be paid any remuneration, by way of fee, additional interest or otherwise, as consideration for or as an inducement to the entering into by any financier under any Bank Credit Agreement of any waiver, amendment, restatement, modification or deletion of any Financial Covenant under such Bank Credit Agreement, the Company shall pay equivalent consideration, on the same terms, ratably to each holder of Notes then outstanding (based on the principal amount outstanding under such Bank Credit Agreement and the respective outstanding principal amounts of Notes of each such holder at such time).

(c)            In determining whether a breach of any Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.7 shall constitute an Event of Default, the period of grace (if any) applicable to such Financial Covenant in the applicable Bank Credit Agreement shall apply.  Certificates delivered to the holders of Notes pursuant to Section 7.2(a) of this Agreement shall include the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance, during the fiscal period covered by the applicable financial statements described in such Section 7.2(a), with each Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.7 as such Financial Covenant may be waived, amended, restated, modified, deleted or terminated.”

Section 1.4.           Section 9 of the Note Purchase Agreement is hereby amended as of the date hereof by adding a new Section 9.8 thereto as follows:

“Section 9.8.        Subsidiary Guarantors. (a) The Company may at any time cause any Subsidiary to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guarantee Agreement, and shall cause any Subsidiary which is a Bank Subsidiary Obligor under or with respect to any Bank Credit Agreement, to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guarantee Agreement (concurrently with such Subsidiary becoming a Bank Subsidiary Obligor under or with respect to any such agreement).  In connection with the delivery of a Subsidiary Guarantee Agreement by any Subsidiary Guarantor, the Company shall cause such Subsidiary Guarantor to deliver to each of the holders:

(1)  a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4(c), 5.6 and 5.7, with respect to such Subsidiary Guarantor and the Subsidiary Guarantee Agreement, as applicable in lieu of the Company, this Agreement and the Notes,

(2)           a secretary’s certificate signed by the Secretary or Assistant Secretary of such Subsidiary Guarantor certifying (and attaching a copy thereof) as to (a) its articles or certificate of organization, as applicable, (b) its limited liability company agreement and (c) the resolutions and/or other proceedings relating to the authorization, execution and delivery of the Subsidiary Guarantee Agreement.

(3)   an opinion of independent counsel (which opinion may be from in-house counsel and shall be reasonably satisfactory to the Required Holders) to the effect that (i) such Subsidiary Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization, has the applicable power and authority to execute and perform the Subsidiary Guarantee Agreement and (ii) the Subsidiary Guarantee Agreement has been duly authorized by requisite action on the part of such Subsidiary Guarantor, has been duly executed and delivered by such Subsidiary Guarantor and constitutes duly valid and binding obligation of such Subsidiary Guarantor; enforceable against such Subsidiary Guarantor in accordance with its terms, subject to customary exceptions.

(b)           The holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guarantee Agreement upon the written request of the Company, provided that (i) if such Subsidiary Guarantor is a Bank Subsidiary Obligor under any Bank Credit Agreement, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guarantee Agreement) as a Bank Subsidiary Obligor under such Bank Credit Agreement, and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of, and after giving effect to, such release and discharge, no Event of Default shall be existing, and the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Event of Default exists and (iii) if, in connection with such Subsidiary Guarantor being released and discharged as a Bank Subsidiary Obligor under any Bank Credit Agreement, any fee or other form of consideration is given to any holder of Indebtedness under such Bank Credit Agreement expressly for the purpose of such release, the holders of the Notes shall receive equivalent consideration.”

Section 1.5.           Section 10.5 of the Note Purchase Agreement is hereby amended as of the date hereof by deleting Subsection (e) appearing therein in its entirety and substituting a new Subsection (e) therefor and adding a new paragraph at the end of Section 10.5, as follows:

“(e)            other Liens not otherwise permitted by Subsections (a) through (d) above securing Indebtedness of the Company and its Subsidiaries, provided that at the time of incurrence of such Liens and immediately after giving effect thereof, the aggregate amount of Indebtedness outstanding at such time and secured by such Liens does not exceed $150,000,000.

The Company agrees that neither it nor any Subsidiary shall use any capability under paragraph (e) of this Section 10.5 to secure any amounts owed or outstanding under any Bank Credit Agreement (other than any Lien granted by a Foreign Subsidiary to secure its or another Foreign Subsidiary’s obligations under a Bank Credit Agreement described in clause (c) of the definition thereof) unless the Notes and this Agreement are also concurrently equally and ratably secured pursuant to documentation satisfactory to the Required Holders.”

Section 1.6.           Section 10.6 of the Note Purchase Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 10.6.      Priority Indebtedness.  The Company will not, at any time, permit any Subsidiary to create, incur or suffer to exist any Priority Indebtedness except (i) Indebtedness under the Notes and hereunder, (ii) Indebtedness owed to the Company or another Subsidiary, (iii) Indebtedness of one or more Subsidiaries (other than Target) existing at the time such Subsidiaries become Subsidiaries in an aggregate principal amount for all Indebtedness incurred or assumed pursuant to this clause (iii) not to exceed $300,000,000 outstanding at any time and any extension, renewal, refinancing or replacement thereof in whole or in part; provided that such renewal, refinancing or replacement does not (x) increase the aggregate principal amount of such Indebtedness (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith) and (y) does not change the obligors thereunder, (iv) Indebtedness secured by any Lien permitted by Section 10.5 (and any guarantee of such Indebtedness by another Subsidiary) and (v) other Indebtedness in an aggregate amount outstanding at any time, not greater than (A) for the period commencing on the Acquisition Funding Date and ending on the date that is 60 days thereafter, $2,000,000,000, and (B) otherwise, the greater of 15% of Consolidated Tangible Assets and $750,000,000 (it being understood that, for the purpose of calculating utilization of the basket in clause (iii) or clause (v) of this Section 10.6, Indebtedness of a Subsidiary and guarantees of such Indebtedness by any other Subsidiary shall not be double counted).”

Section 1.7.              Section 10 of the Note Purchase Agreement is hereby amended as of the date hereof by adding a new Section 10.7 thereto as follows:

“Section 10.7.      Interest Coverage Ratio.  (a) The Company shall not permit as of the last day of each Measurement Period (commencing with the Measurement Period ending December 31, 2011) the ratio of Consolidated EBITDA to Consolidated Interest Expense to be less than 3.5:1.0 (the “Interest Coverage Ratio”).

(b)  It is hereby agreed that the Interest Coverage Ratio is deemed to be a Financial Covenant incorporated into this Agreement as of the date hereof in accordance with Section 9.7 and, as such, will be subject to all the terms and conditions of Section 9.7, provided, however, in no event shall the Interest Coverage Ratio be deleted, amended, waived or otherwise modified (with any such amendment, waiver or modification resulting in the Interest Coverage Ratio having no effect) in this Agreement until such time as the Company has a Minimum Rating from at least two of the Rating Agencies.”

Section 1.8.              Section 11(f) of the Note Purchase Agreement is hereby amended as of the date hereof by deleting the language in the parenthesis appearing at the very end thereof and replacing it with the following:  “(other than pursuant to a prepayment required due to a voluntary sale or condemnation of collateral securing such Indebtedness, or in the case of Indebtedness which was Indebtedness of an entity acquired by the Company or any of its Subsidiaries and which Indebtedness was assumed by the Company or such Subsidiary as part of such acquisition, a prepayment required due to a sale or other transfer or condemnation of assets, in each case without such Indebtedness being discharged in full or the required prepayment of such Indebtedness being paid, rescinded or annulled within 60 days after such prepayment of Indebtedness became due and payable)”.

Section 1.9.              Section 22.3 of the Note Purchase Agreement is hereby amended as of the date hereof by adding the following new paragraph thereto as follows:

“For purposes of determining compliance with the covenants contained in Sections 10.5, 10.6 and 10.7 and with any Financial Covenant added to this Agreement pursuant to Section 9.7, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 — Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”

Section 1.10.               Schedule B to the Note Purchase Agreement is hereby amended as of the date hereof by adding the following definitions thereto in proper alphabetical order, as follows:

“Bank Credit Agreement” means (a) the U.S. $2,000,000,000 364-Day Credit Agreement dated as of September 8, 2011 (as amended, supplemented, refinanced, restated or otherwise modified from time to time) among Ecolab Inc., as borrower, the lenders thereto and Bank of America, N.A., as administrative agent, (b) the U.S. 1,500,000,000 Multicurrency Credit Agreement dated as of September 8, 2011 (as amended, supplemented, refinanced, restated or otherwise modified from time to time) among Ecolab Inc., as borrower and guarantor, the lenders thereto, the issuing banks thereto and Bank of America, N.A., as administrative agent and swing line bank and (c) any other syndicated credit, loan or note purchase agreement providing for revolving credit loans, term loans or letters of credit with banks or other institutional lenders (including a series of bilateral agreements in aggregate) entered into by the Company (as amended, supplemented, refinanced, restated or otherwise modified from time to time) as a borrower, issuer or guarantor where the amount then outstanding or commitments then in effect equals or exceeds $50,000,000.

“Bank Subsidiary Obligor” means a Subsidiary which is a borrower, guarantor or other obligor under or with respect to any Bank Credit Agreement, excluding, however, any Foreign Subsidiary so long as it does not guarantee, or is otherwise liable in any way for, the obligations of any other Person under or with respect to such Bank Credit Agreement (other than the obligations of another Foreign Subsidiary under a Bank Credit Agreement described in clause (c) of the definition thereof).

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding shares of stock of the Company, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose initial election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company.

“Consolidated EBITDA” means for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such Measurement Period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such Measurement Period, (iii) depreciation and amortization expense for such Measurement Period, (iv) other non-cash items of the Company and its Subsidiaries except to the extent such non-cash charges are reserved for cash charges to be taken in the future, (v) non-recurring items of the Company and its Subsidiaries reducing such Consolidated Net Income; provided that the amount pursuant to this clause (v) shall not exceed $100,000,000 per fiscal year (which amount may be increased by the amount permitted for the immediately succeeding two fiscal years, and any such increase used in any fiscal year shall reduce on a dollar-for-dollar basis the amount otherwise permitted in such immediately succeeding year(s) provided that in no event shall the amount added back pursuant to this clause (v) exceed an amount equal to $150,000,000 in any fiscal year), (vi) all charges, fees and expenses incurred in connection with the restructuring plan announced by the Company on February 17, 2011 and (vii) all premiums, make whole amounts, breakage costs, penalties, prepayment charges, call premiums, amounts paid to repay, repurchase, redeem or retire the Surviving Nalco Bonds in excess of par, incurred in connection with the repayment, redemption, retirement or repurchase of the Surviving Nalco Bonds, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such Measurement Period and (ii) all non-cash items increasing Consolidated Net Income for such Measurement Period.

“Consolidated Interest Expense” means, for any period, interest expense in respect of Indebtedness (including that attributable to leases recorded as capital leases in accordance with GAAP in effect on the date hereof), net of interest income, of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (a) interest on deferred compensation reported in respect of such Measurement Period, (b) any income or expense in respect of such period associated with spot-to-forward differences or points on foreign currency swap transactions that are included in interest income or expense as a result of Statement of Financial Accounting Standards No. 133, (c) fees and expenses paid by the Company and its Subsidiaries in connection with credit card arrangements, (d) fees and expenses paid to rating agencies, (e) fees paid to banks, trust companies and finance entities with respect to operating accounts with such entities maintained by the Company or any of its Subsidiaries, and (f) implicit interest with respect to earn-out obligations and (g) all premiums, make whole amounts, breakage costs, penalties, prepayment charges, call premiums, amounts paid to repay, repurchase, redeem or retire the Surviving Nalco Bonds in excess of par, incurred in connection with the repayment, redemption, retirement or repurchase of the Surviving Nalco Bonds.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Tangible Assets” means, as of any date of determination, (a) the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as set forth in the most recent financial statements delivered on or prior to such date pursuant to Section 7.1(a) or (b) minus (b) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a country other than the United States of America or any State, possession or territory thereof or the District of Columbia; provided that any Subsidiary that is not described in the preceding clause, but which owns equity interests in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such equity interests in Foreign Subsidiaries) shall be deemed to be a Foreign Subsidiary hereunder; provided, further that any Subsidiary which is disregarded as separate from its owner for United States federal income tax purposes and which owns equity interests in a Foreign Subsidiary (if 66% or more of the voting equity interests in such Foreign Subsidiary are owned by the Company and its Affiliates) shall be deemed to be a Foreign Subsidiary.

“Interest Coverage Ratio” is defined in Section 10.7.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which financial statements have been required to be delivered hereunder.

“Merger Agreement” means the Agreement and Plan of Merger dated as of July 19, 2011, among the Company, Sustainability Partners Corporation, a wholly owned subsidiary of the Company, and Target, as amended.

“Minimum Rating” means a public rating with respect to the Company’s senior unsecured long-term indebtedness of at least “A-” in the case of Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc. or Fitch Ratings Ltd. or of at least “A3” in the case of Moody’s Investors Service, Inc.

“Priority Indebtedness” means Indebtedness owed by a Subsidiary excluding (i) with respect to any Subsidiary Guarantor that provides an unlimited guarantee of the obligations hereunder and under the Notes, all Indebtedness of such Subsidiary Guarantor and (ii) with respect to any Subsidiary Guarantor that provides a guarantee that is subject to a cap as contemplated by the definition of Subsidiary Guarantee Agreement, the Indebtedness of such Subsidiary Guarantor up to the amount of such cap.

“Rating Agency” means Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch Ratings Ltd., or any of their respective subsidiaries and their successors.

“Subsidiary Guarantee Agreement” means a subsidiary guaranty agreement substantially in the form of Exhibit 9.8 or otherwise in form and substance reasonably satisfactory to the Required Holders pursuant to which the Subsidiary Guarantors guarantee the obligations of the Company under the Notes and hereunder.  The Company may cap the amount of the obligations under the Notes and hereunder that are guaranteed by any Subsidiary Guarantor pursuant to a Subsidiary Guarantee Agreement, provided that if such Subsidiary Guarantor is at any time a Bank Subsidiary Obligor, then in no event will the cap in the Subsidiary Guarantee Agreement of such Subsidiary Guarantor at such time be an amount that is less than the lesser of (A) the amount of the obligations under this Agreement and the Notes or (B) the amount of the obligations of such Subsidiary Guarantor that it is responsible for as a Bank Subsidiary Obligor under or with respect to the applicable Bank Credit Agreement (and, if such Subsidiary Guarantor is a Bank Subsidiary Obligor under or with respect to more than one Bank Credit Agreement, the largest amount of obligations of such Subsidiary Guarantor under or with respect to the applicable Bank Credit Agreement).

“Subsidiary Guarantor” means any Subsidiary executing and delivering the Subsidiary Guarantee Agreement in accordance with Section 9.8.

“Surviving Nalco Bonds” means the 6.625% Senior Notes due 2019, the Euro-denominated 6.75% Senior Notes due 2019 and the 8 1/4% Senior Notes due 2017 issued by Nalco Company, a wholly owned subsidiary of Target.

“Target” means Nalco Holding Company, a Delaware corporation.

Section 1.10.               Schedule B to the Note Purchase Agreement is hereby amended as of the date hereof by deleting the defined term “Consolidated Total Assets” appearing therein.

Section 1.11.               A new Exhibit 9.8 is hereby added to the Note Purchase Agreement as of the date hereof in the form of Exhibit 9.8 hereto.

SECTION 2.                                                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a)          this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)         the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)          the execution, delivery and performance by the Company of this First Amendment (i) does not require the consent or approval of any governmental or regulatory body or agency except for any consents or approvals which have been obtained or given, and (ii) will not (A) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, corporate charter or by-laws, or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (B) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (C) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company;

(d)         as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing;

(e)          neither the Company nor any Affiliate has paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals of any Person in connection with the transactions contemplated hereby; and

(f)         other than this First Amendment, there are no other amendments, modifications, supplements or waivers to the Note Purchase Agreement or the Notes.

SECTION 3.                                                 CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)          executed counterparts of this First Amendment, duly executed by the Company and each holder of Notes, shall have been delivered to the Noteholders;

(b)         each Noteholder shall have received a secretary’s certificate signed by the Secretary or Assistant Secretary of the Company certifying (and attaching a copy thereof) as to (i) its certificate of incorporation, (ii) its by-laws, and (iii) the resolutions of its Board of Directors or relevant committees relating to the authorization, execution and delivery of this First Amendment;

(c)          each Noteholder shall have received an officer’s certificate signed by a Responsible Officer of the Company certifying that (i) the representations and warranties in Section 2 hereof are true and correct and (ii) after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing;

(d)         the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(e)          the Noteholders shall have received favorable opinions from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and from the General Counsel or Associate General Counsel of the Company, with respect to such matters (and divided among such counsels) as the Noteholders may reasonably request and otherwise in form and substance reasonably satisfactory to the Noteholders;

(f)         The Company shall have entered into that certain Note Purchase Agreement dated as of October 27, 2011 with the purchasers identified therein, and shall have sold and issued $250,000,000 aggregate principal amount of its 3.69% Senior

Unsecured Notes, Series A, due November 21, 2018 and $250,000,000 aggregate principal amount of its 4.32% Senior Unsecured Notes, Series B, due November 21, 2023; and

(g)         the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, have been paid by the Company in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 4.                                                 MISCELLANEOUS.

Section 4.1.              This First Amendment shall be construed in connection with and as part of each of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2.              Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 4.3.              The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4.              This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligations Law).  The parties hereby agree and acknowledge to the terms of Section 22.8 of the Note Purchase Agreement and agree that such terms are hereby incorporated in their entirety into this First Amendment and are applicable in all respects to this First Amendment.

Section 4.5.              This First Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder.

Section 4.6.              This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Second Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this First Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOLLOW]

The execution hereof by the Company and the undersigned Noteholders shall constitute a contract among the Company and the undersigned Noteholders for the uses and purposes hereinabove set forth.

ECOLAB INC.

		By:	/s/ Ching-Meng Chew
Title: Vice President and Treasurer

The foregoing is hereby agreed to as of the date thereof.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (Authorized Agent)

By:	/s/ Robert W. Eccles
Name: Robert W. Eccles
Title: Senior Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc. (Authorized Agent)

By:	/s/ Robert W. Eccles
Name: Robert W. Eccles
Title: Senior Managing Director

TRANSAMERICA LIFE INSURANCE COMPANY

By:	AEGON USA Investment Management, LLC
Its Investment Manager

By:	/s/ Josh Prieskorn
Name: Josh Prieskorn
Title: Vice President

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Patricia H. Eitrheim
Name: Patricia H. Eitrheim
Title: Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ David A. Barras
Name: David A. Barras
Title: Its Authorized Representative

ING USA ANNUITY AND LIFE INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By:	/s/ Christopher P. Lyons
Name: Christopher P. Lyons
Title: Senior Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	ING Investment Management LLC, as Agent

By:	/s/ Christopher P. Lyons
Name: Christopher P. Lyons
Title: Senior Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By:	/s/ Christopher P. Lyons
Name: Christopher P. Lyons
Title: Senior Vice President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Eve Hampton
Name: Eve Hampton
Title: Vice President, Investments

By:	/s/ Tad Anderson
Name: Tad Anderson
Title: Assistant Vice President, Investments

LONDON LIFE INSURANCE COMPANY

By:	/s/ D.B.E. Ayers
Name: D.B.E. Ayers
Title: Authorized Signatory

By:	/s/ B.R. Allison
Name: B.R. Allison
Title: Authorized Signatory

EXHIBIT 9.8

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

This SUBSIDIARY GUARANTEE AGREEMENT, dated as of [                           ] is made by each of the entities that are signatories hereto (the “Subsidiary Guarantors”), in favor of the Purchasers (as defined below) and the other holders from time to time of the Notes (as defined below).  The Purchasers and such other holders are herein collectively referred to as the “Holders” and individually a “Holder.”

W I T N E S S E T H:

WHEREAS, Ecolab Inc., a Delaware corporation (the “Company”), has entered into a Note Purchase Agreement dated as of July 26, 2006 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”) with the Persons listed on the signature pages thereto (the “Purchasers”);

WHEREAS, the Company has authorized the issuance, pursuant to the Note Agreement, of (i) €125,000,000 aggregate principal amount of its 4.355% Series A Senior Notes due 2013 (the “Series A Notes”) and (ii) €175,000,000 aggregate principal amount of its 4.585% Series B Senior Notes due 2016 (the “Series B Notes”)  (the Series A Notes and the Series B Notes are collectively referred to as the “Notes”, such term to include any such notes issued in substitution therefor pursuant to the Note Agreement”);

WHEREAS, the Company is a member of an affiliated group of companies that includes each Subsidiary Guarantor;

WHEREAS, the Company and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the issuance and sale of the Notes pursuant to the Note Agreement; and

WHEREAS, as an inducement to and in consideration of the purchase by the Purchasers of the Notes, each of the Subsidiary Guarantors is executing and delivering this agreement pursuant to the terms and conditions of the Note Agreement;

NOW, THEREFORE, in consideration of the premises, the Subsidiary Guarantors hereby agree with the Holders, as follows:

1.             Defined Terms. (a) Unless otherwise defined herein, terms defined in the Note Agreement and used herein shall have the meanings given to them in the Note Agreement.

Exhibit 9.8

(to Note Purchase Agreement)

(b)           As used herein, “Guarantee Agreement” means this Subsidiary Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

(c)           The words “herein” and “hereunder” and words of similar import when used in this Guarantee Agreement shall refer to this Guarantee Agreement as a whole and not to any particular provision hereof.  The term “including” is by way of example and not limitation.  References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Guarantee Agreement.

(d)           As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

2.             The Guarantee.  Each of the Subsidiary Guarantors hereby, joint and severally, unconditionally and irrevocably guarantees the due and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of, Make-Whole Amount, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other amounts payable by the Company under the Note Agreement.  Upon the failure by the Company to pay punctually any of the foregoing amounts, the Subsidiary Guarantors shall forthwith on demand jointly and severally pay the amount not so paid at the place, in the manner and with the effect otherwise specified in the Notes and the Note Agreement.

3.             Guarantee Unconditional.  The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Note Agreement or any Note;

(b)           any modification or amendment of or supplement to the Note Agreement or any Note;

(c)           any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets;

(d)           the existence of any claim, set-off or other rights which any of the Subsidiary Guarantors may have at any time against the Company or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e)           any invalidity or unenforceability relating to or against the Company for any reason of any provision or all of the Note Agreement or any Note, or any provision of

E9.8-2

applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest or any other amount payable by it under the Note Agreement; or

(f)            any other act or omission to act or delay of any kind by the Company or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder or any Subsidiary Guarantor’s obligations under the Note Agreement.

4.             Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Subsidiary Guarantor’s obligations hereunder shall survive the execution and delivery of the Note Agreement and the Notes, the purchase or transfer by any Holder of any Note or portion thereof or interest therein and the payment of any Note and remain in full force and effect until the principal of, Make-Whole Amount, if any, and interest on the Notes and all other amounts payable by the Company under the Note Agreement shall have been paid in full (or until such earlier time as any such Subsidiary Guarantor is permitted to be released from this Guarantee Agreement in accordance with Section 17(b) and (c) hereof).  If at any time any payment of the principal of, Make-Whole Amount, if any, or interest on any Note or any other amount payable by the Company under the Note Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time (unless such Subsidiary Guarantor has been previously released from this Guarantee Agreement in accordance with Section 17(b) and (c) hereof).

5.             Waiver by the Subsidiary Guarantors.  Each of the Subsidiary Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any right be exhausted or any action be taken by the Holders or any other Person against the Company or any other Person or any collateral security.

6.             Subrogation.  Upon making any payment hereunder, each Subsidiary Guarantor shall be subrogated to the rights of the Holders against the Company with respect to such payment; provided that none of the Subsidiary Guarantors shall enforce any right or demand or receive any payment by way of subrogation until all amounts of principal of, Make-Whole Amount, if any, and interest on the Notes and all other amounts payable by the Company under the Note Agreement have been paid in full.

7.             Stay of Acceleration.  In the event that acceleration of the time for payment of any amount payable by the Company under the Note Agreement or any of its Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Note Agreement shall nonetheless be payable by the Subsidiary Guarantors hereunder forthwith on demand by the holders of the Notes.

8.             Limitation on Obligations of Subsidiary Guarantors.  The obligations of each Subsidiary Guarantor hereunder shall be limited to an aggregate amount equal to the largest

E9.8-3

amount that would not render such guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.(1)

9.             Representations and Warranties.  Each Subsidiary Guarantor hereby represents and warrants that:

(a)           It is duly organized, validly existing and in good standing (or its equivalent under local law) under the laws of the jurisdiction of its organization.

(b)           The execution, delivery and performance by it of this Agreement are within its powers, have been duly authorized by all necessary action, and do not contravene (i) its constituent documents or (ii) law or any material contractual restriction binding on such Subsidiary Guarantor.

(c)           This Guarantee Agreement constitutes a legal, valid and binding agreement of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

Each Subsidiary Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Subsidiary Guarantor on the date hereof.

10.           Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 18 of the Note Agreement, with notices to any Subsidiary Guarantor being delivered to it care of the Company.

11.           Consent to Jurisdiction.  (a)  Each Subsidiary Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guarantee Agreement.  To the fullest extent permitted by applicable law, each Subsidiary Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Each Subsidiary Guarantor consents to process being served by or on behalf of any Holder in any suit, action or proceeding of the nature referred to in Section 11(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage

(1)                                  Insert limitation, if any, on a Subsidiary Guarantor’s obligations under this Guarnatee Agreement (provided that any such limitation complies with the terms and conditions in the defintion of “Subsidiary Guarantee Agreement” set forth in Schedule B to the Note Agreement).

E9.8-4

prepaid, return receipt requested, to it at the address specified in Section 10 or at such other address of which such Holder shall then have been notified pursuant to said Section.  Each Subsidiary Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Nothing in this Section 11 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that the Holders may have to bring proceedings against any Subsidiary Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

12.           GOVERNING LAW; WAIVER OF JURY TRIAL.  THIS GUARANTEE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  EACH OF THE SUBSIDIARY GUARANTORS AND THE HOLDERS BY ACCEPTANCE HEREOF HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTEE AGREEMENT.

13.           Execution in Counterparts.  This Guarantee Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

14.           Amendments in Writing; No Waiver; Cumulative Remedies. No amendment, modification, supplement, extension, termination or waiver of any provision of this Guarantee Agreement, no approval or consent hereunder, and no consent to any departure by any Subsidiary Guarantor herefrom shall be effective unless in writing signed by each Subsidiary Guarantor and the Required Holders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure by any Holder to exercise, and no delay by any Holder in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Guarantee Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

15.           Section Headings.  Section headings in this Guarantee Agreement are included for convenience of reference only and are not part of this Guarantee Agreement for any other purpose.

16.           Successors and Assigns.  All covenants and other agreements contained in this Guarantee Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of

E9.8-5

their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

17.           Release of Subsidiary Guarantor. (a) Each Subsidiary Guarantor shall be released in accordance with Section 4 above.

(b)           If any Subsidiary Guarantor shall cease to be a Subsidiary of the Company or all or substantially all of the assets of a Subsidiary Guarantor are sold to a Person other than the Company or any of its Subsidiaries, in each case in a transaction not otherwise prohibited by the Note Agreement, such Subsidiary Guarantor shall be automatically released from its obligations under this Guarantee Agreement in accordance with the terms and conditions of Section 9.9 of the Note Agreement, and each Holder shall, at the Company’s expense, promptly execute and deliver such documents as the Company may reasonably request to evidence such release.

(c)           Any Subsidiary Guarantor shall be automatically released from its obligations under this Guarantee Agreement, in accordance with the terms and conditions of Section 9.9 of the Note Agreement and each Holder shall, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence such release.

[Signature Page Follows]

E9.8-6

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[NAME OF SUBSIDIARY GUARANTOR]		[NAME OF SUBSIDIARY GUARANTOR]

By:		By:
	Name:		Name:
	Title:		Title:

[NAME OF SUBSIDIARY GUARANTOR]		[NAME OF SUBSIDIARY GUARANTOR]

By:		By:
	Name:		Name:
	Title:		Title:

E9.8-7